Exhibit 99.4

STREICHER MOBILE FUELING INC. AND SUBSIDIARIES
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
For the twelve months ended June 30, 2005
(in 000's, except per share data)

	Fiscal Year Ended	Fiscal Year Ended	Fiscal Year Ended
	June 30, 2005	June 30, 2005	June 30, 2005	Pro Forma		Pro Forma
	SMF	H & W	Harkrider (9)	Adjustments		Combined

Petroleum product sales and service revenues	$109,207	$51,392	$2,646			$163,245
Fuel taxes	25,959	$2,213	-			$28,172
Total revenues	135,166	53,605	2,646			$191,417

Cost of petroleum product sales and service	102,619	47,313	1,871	-		151,803
Fuel taxes	25,959	2,213	-			28,172
Total cost of sales	128,578	49,526	1,871			179,975

Gross profit	6,588	4,079	775			11,442

Selling, general and administrative expenses	6,145	3,448	862	372	(1)	10,827
Operating income	443	631	(87)	(372)		615

Interest expense	(1,911)	(463)	(12)	(405)	(2)	(2,791)
Interest income and other income	8	174	6	-		188

(Loss) income before income taxes	(1,460)	342	(93)	(777)		(1,988)
Provision for income taxes	-	-	-	-		-

Net (loss) income	$(1,460)	$342	$(93)	$(777)		$(1,988)

Basic net loss per share	$(0.19)					$(0.25)
Diluted net loss per share	$(0.19)					$(0.25)
Basic weighted average common shares outstanding	7,857,434					7,857,434
Diluted weighted average common shares outstanding	7,857,434					7,857,434

Streicher Mobile Fueling, Inc.
NOTES TO THE UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - The acquisition by Streicher Mobile Fueling, Inc. (“SMF” or the “Company”) of H & W Petroleum, Inc. (“H & W”) on October 1, 2005 will be accounted for using the purchase method of accounting. The total purchase price will be allocated to the tangible assets of H & W based upon their relative fair market values. This allocation is based on internal valuation and other studies of the acquired assets current market values, condition and estimated useful life. An allocation has been made to major categories of assets based on this information; however the Company is in process of having an independent valuation performed for intangible assets and goodwill so these numbers are preliminary and subject to change.

The Company purchased H & W for total consideration of approximately $6,146,000 consisting of $82,000 in cash, $1,454,000 in borrowings, $1,964,000 payment due upon collection of certain receivables, direct costs of $183,000 and a deferred payment promissory note of $2,463,000 contingent upon H & W attaining certain financial objectives regarding H & W’s performance for the two-year performance period ending October 31, 2007.

To reflect the excess purchase price over the estimated fair value of tangible net assets acquired, the purchase price and the preliminary purchase price allocation are summarized as follows (in thousands):

Cash at closing	$82
Borrowings under bank line of credit	1,454
Payment due upon collection of certain receivables	1,964
Acquisition costs — direct	183
Contingent earnout	2,463
Total purchase price		$6,146

Less: Company’s estimate of fair value of identifiable assets acquired:
Cash	$392
Plant, property and equipment	1,206
Accounts receivable (Includes $250 from Harkrider -- see Note 9)	7,925
Inventory	3,565
Other current assets	249
Fair value of identifiable assets acquired		$13,337

Plus: Company’s estimate of fair value of liabilities assumed:
Bank line of credit payable (Includes $387 from Harkrider -- see Note 9)	$7,086
Accounts payable and other liabilities	5,489
Deferred taxes on intangible assets	1,000
Current portion of long-term debt	452
		$14,027

Less: Contingent earnout not achieved		$2,463

Excess of purchase price over the Company’s estimate of fair value of net assets acquired to be allocated among intangible assets and goodwill		$4,373

Although the independent valuation of the intangible assets and the goodwill related to the acquisition is still in process, the Company estimates that of the $4,373,000 of the excess of the fair value of net assets acquired over cost, approximately $2,400,000 will be allocated to amortizable intangible assets expected to be amortized over five to fifteen years resulting in approximately $372,000 of annual expense and $93,000 of quarterly expense.

NOTE 2 - On September 1, 2005 the Company closed a $3.0 million private debt placement with institutional and other accredited investors to fund the H & W acquisition, develop its operations and for other general working capital purposes. The Company also issued four year warrants to purchase a total of 360,000 shares of the Company’s common stock. The amounts of $405,000 for the year ended June 30, 2005 and $64,000 for the three months ended September 30, 2005 reflect the interest expense associated with the note and the amortization of the warrants as if the debt had been issued on July 1, 2004 and July 1, 2005, respectively.

NOTE 3 - As part of the acquisition, the Company issued 80,000 employee stock options on October 1, 2005 with an exercise price of $3.60 with a vesting schedule of 20% after the first year and 40% after each of the second and third years of service. In accordance with SFAS 123R the Company, on July 1, 2005 began expensing the grant-date fair value of stock options granted to employees. If the acquisition had occurred on July 1, 2005, the Company would have expensed an additional $19,000 in stock-based employee compensation for the three months ended September 30, 2005.

NOTE 4 - Reflects the acquisition of $250,000 of certain receivables from an affiliate of H & W purchased at time of closing.

NOTE 5 - Reflects the addition of the goodwill and intangible assets attributable to the purchase of $4,373,000 and the reclassification of direct costs related to the purchase of $183,000.

NOTE 6 - Reflects the borrowings under the Company’s bank line of credit to pay the sellers $1,454,000 of the purchase price and to pay H & W’s outstanding promissory notes assumed by the Company of $452,000 and to pay off the balance of $387,000 on the Harkrider bank line of credit.

NOTE 7 - Reflects the payment of the outstanding H & W promissory notes of $452,000 and the promissory note of $461,000 which was not assumed by the Company but assumed by the sellers.

NOTE 8 - Reflects the elimination of the H & W equity accounts.

NOTE 9 - Immediately prior to the acquisition by the Company, H & W purchased the fixed assets valued at $93,000 and limited inventory valued at $368,000 of Harkrider, a Houston-based company, related to H & W through some common shareholder ownership, that is engaged in the marketing and distribution of dry cleaning solvents, chemicals and petroleum products. This acquisition is reflected in the September 30, 2005 H & W balance sheet. In addition, the Company purchased Harkrider’s outstanding account receivable of $250,000 and assumed its $387,000 outstanding bank line of credit at the time of the acquisition of H & W.